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                          WELLPOINT HEALTH NETWORKS INC.

                            EMPLOYEE STOCK OPTION PLAN

                       (AS AMENDED THROUGH FEBRUARY 24, 1999)


                                  ARTICLE ONE

                              GENERAL PROVISIONS
1.1  PURPOSE OF THE PLAN

     This WellPoint Health Networks Inc. Employee Stock Option Plan ("Plan") was originally adopted effective May 21, 1996 (the "Effective Date"), to enable WellPoint Health Networks Inc. (the "Company") to offer stock options to non-executive officers of the Company or any affiliate.

1.2  ELIGIBILITY

     The following individuals ("Eligible Individuals") shall be eligible to be granted stock options under the Plan: Each employee of the Company or of an affiliate ("Affiliate") of the Company linked to the Company by a 50% or greater chain of ownership or in which the Company has a significant ownership interest, directly or indirectly (as determined by the Committee, as defined below) who, on the date of grant or such date before the grant as the Committee shall specify for administrative purposes is not an executive officer of the Company.

1.3  ADMINISTRATION OF THE PLAN

     A. COMMITTEE. The Plan will be administered by a committee or committees appointed by the Board of Directors of the Company (the "BOARD") and consisting of two or more members of the Board. If no committee is appointed, the Board will serve as the committee. The term "COMMITTEE," when used in this Plan, refers to the committee that has been delegated authority with respect to a matter, or to the Board if no committee has been delegated such authority. Members of a committee will serve for such term as the Board may determine, and may be removed by the Board at any time.

     B. AUTHORITY. The Committee has full authority to administer the Plan within the scope of its delegated responsibilities, including authority to interpret and construe any relevant provision of the Plan, to adopt rules and regulations that it deems necessary, to determine which individuals are Eligible Individuals, to determine which Eligible Individuals shall be granted options under the Plan, to determine the amount and/or number of shares subject to such options, and to determine the terms of such an option (which terms need not be identical). Decisions of a Committee made within the discretion delegated to it by the Board are final and binding on all persons.

                                       1.
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1.4  STOCK SUBJECT TO THE PLAN

     A. NUMBER OF SHARES. Shares of the Company's Common Stock ("COMMON STOCK") available for issuance under the Plan will be drawn from the Company's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares purchased by the Company on the open market. The number of shares of Common Stock that may be issued under the Plan will not exceed 2,300,000 (Two Million Three Hundred Thousand), subject to adjustment in accordance with Paragraph C below.

     B. SHARE COUNTING. In determining whether the number of shares issued under the Plan exceeds the maximum number set forth in Paragraph 1.4.A., only the net number of shares actually issued under an option shall count against the limit. Thus, if any outstanding option under the Plan expires, is terminated, is cancelled or is forfeited for any reason before the full number of shares governed by the option grant are issued, those remaining shares will not be charged against the limit in Paragraph 1.4.A. above and will be available for subsequent option grants under the Plan. If shares held by an optionee are delivered to the Company, or are withheld from shares otherwise issuable under the option, in payment of all or a portion of the exercise price or tax withholding obligations under the option, only the net number of shares issued by the Company (i.e., the gross number less the shares delivered or withheld) shall be counted toward the limit of Paragraph 1.4.A.

     C. ADJUSTMENTS. If any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then the Committee shall make appropriate adjustments to (i) the maximum number and/or class of securities issuable under the Plan and
(ii) the number and/or class of securities and price per share in effect under each option outstanding under the Plan. The purpose of these adjustments will be to preclude the enlargement or dilution of rights and benefits under the options.


                                  ARTICLE TWO

                               TERMS OF OPTIONS

2.1  TERMS AND CONDITIONS OF OPTIONS

     A. TYPE AND TERM. All options granted under the Plan shall be non-qualified options not intended to satisfy the requirements for incentive stock options under Section 422 of the Internal Revenue Code. No grants under the Plan will be exercisable after the expiration of 10 years from the date of grant.

     B. PRICE AND EXERCISABILITY. The option price per share and the period or periods within the term of an option that such option may be exercised will be fixed by the Committee.

     C. EXERCISE AND PAYMENT. After any option granted under the Plan becomes exercisable, it may be exercised by notice to the Company at any time before termination of the option. The option price will be payable in full in cash or check made payable to the Company

                                       2.
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or, subject to such limitations as the Committee may determine, in one or more of the following alternative forms:

        (1) in shares of Common Stock valued as of the Exercise Date (defined below) and held by the optionee for the requisite period to avoid a charge to earnings; or

        (2) through a sale and remittance procedure under which the option holder delivers in such form as the Committee shall authorize an exercise notice and irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds to pay the option price.

For purposes of Subparagraph (2) immediately above, the "EXERCISE DATE" is the date on which notice, in such form as the Committee shall authorize, of the exercise of the option is delivered to the Company. In all other cases, the Exercise Date is the date on which notice and actual payment is received by the Company.

An option may provide that, to the extent that the exercise price of an option (or the Federal, State and local income and employment tax withholding obligations attributable thereto) is paid in shares of Common Stock (whether delivered to the Company by the holder or withheld from shares otherwise issuable upon exercise), the holder will automatically be granted a new option covering the number of shares so delivered or withheld; the terms of the new option shall be the same as the option so exercised, except that the per share exercise price of the new option shall be the fair market value of one share of Common Stock on the date of grant of the new option and the term of the new option shall be equal to the remaining term of the option so exercised.

     D. STOCKHOLDER RIGHTS. An option holder will have no stockholder rights with respect to any shares covered by an option before the Exercise Date of the option, as defined in the immediately preceding Paragraph.

     E. SEPARATION FROM SERVICE. The Committee will determine and set forth in each option whether the option will continue to be exercisable, and the terms of such exercise, on and after the date that an optionee ceases to be employed by or to provide services to the Company or an Affiliate. The date of termination of an optionee's employment or services will be determined by the Committee, which determination will be final.

     F. Transferability. During the lifetime of the optionee, options will be exercisable only by the optionee and will not be assignable or transferable by the optionee otherwise than by will or by the laws of descent and distribution following the optionee's death. However, if and to the extent that the Committee so authorizes at the time an option is granted or amended, an option may, in connection with the optionee's estate plan, be assigned in whole or in part during the optionee's lifetime to one or more members of the optionee's family or to a trust established exclusively for one or more such family members. Rights under the assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.


                                       3.
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2.2  CORPORATE TRANSACTIONS

     The Committee may determine and set forth in each option, either at the time of grant or by amendment thereafter, the effect, if any, that any sale of stock or assets, merger, combination, spinoff, reorganization, or liquidation of the Company will have upon the term, exercisability and/or vesting of outstanding options, provided that any options that are continued, assumed or replaced with comparable awards in connection with any transaction will be adjusted as provided in Section 1.4.C. The grant of options under this Plan will in no way affect the right of the issuer of Common Stock to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.


                               ARTICLE THREE

                               MISCELLANEOUS

3.1  AMENDMENT

     A. BOARD ACTION. The Board may amend, suspend or discontinue the Plan in whole or in part at any time; provided, however, that (1) such action shall not adversely affect a holder's rights and obligations with respect to options at the time outstanding under the Plan and (2) the Board shall not, without the approval of the Company's stockholders, make any change with respect to which the Board determines that stockholder approval is required by applicable law or regulatory standards.

     B. MODIFICATION OF OPTIONS. The Committee has full power and authority to modify or waive any or all of the terms, conditions or restrictions applicable to any outstanding option under the Plan, to the extent not inconsistent with the Plan; provided, however, that no such modification or waiver shall, without the consent of the holder of the option, adversely affect the holder's rights thereunder.

3.2  TAX WITHHOLDING

     A. OBLIGATION. The Company's obligation to deliver shares or cash upon the exercise of options under the Plan is subject to the satisfaction of all applicable Federal, State and local income and employment tax withholding requirements.

     B. STOCK WITHHOLDING. The Committee may require or permit, in its discretion and upon such terms and conditions as it may deem appropriate, any or all holders of outstanding options under the Plan to elect to have the Company withhold, from the shares of Common Stock otherwise issuable pursuant to such option, one or more of such shares with an aggregate Fair Market Value equal to the Federal, State and local income and employment taxes ("Taxes") incurred in connection with the acquisition of such shares.
Holders of options under the Plan may also be granted the right to deliver previously acquired shares of Common Stock held for the requisite period to avoid a charge to earnings in satisfaction of such Taxes. The withheld or delivered shares will be valued at Fair Market Value on the applicable determination date for such Taxes.

                                       4.
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3.3  VALUATION

     For all purposes under this Plan, the fair market value per share of Common Stock on any relevant date under the Plan ("FAIR MARKET VALUE") will be determined as follows:

        (1) NATIONAL EXCHANGE. If the Common Stock is at the time listed or admitted to trading on any national stock exchange, then the Fair Market Value will be the closing selling price per share of Common Stock on the day before the date in question on the stock exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the day before the date in question, then the Fair Market Value will be the closing selling price on the exchange on the last preceding date for which such quotation exists.

        (2) NASDAQ. If the Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded in the over-the-counter market, the fair market value will be the mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling price) per share of Common Stock on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system. If there are no reported bid and asked prices (or closing selling price) for the Common Stock on the date in question, then the mean between the highest bid price and lowest asked price (or the closing selling price) on the last preceding date for which such quotations exist will be determinative of fair market value.

        (3) COMMITTEE. Notwithstanding the foregoing, if the Committee determines that, as a result of circumstances existing on any date, the use of the above rules is not a reasonable method of determining Fair Market Value on that date or if Common Stock is not at the time listed or admitted to trading as outlined above, the Committee may use such other method as, in its judgment, is reasonable.

3.4  EFFECTIVE DATE AND TERM OF PLAN

     A. EFFECTIVE DATE.  This Plan becomes effective on the Effective Date.

     B. TERM. The Committee may grant options under the Plan at any time after the Effective Date of the Plan and before the Plan is terminated by the Board.

3.5  REGULATORY APPROVALS

     The implementation of the Plan, any option grants under the Plan, and the issuance of stock pursuant to any option granted under the Plan is subject to the procurement by the Company of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, option grants made under the Plan, and stock issued pursuant to the Plan.

                                       5.
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3.6  NO EMPLOYMENT/SERVICE RIGHTS

     Neither the establishment of this Plan, nor any action taken under the terms of this Plan, nor any provision of this Plan will be construed to grant any individual the right to remain in the employ or service of the Company (or any subsidiary or parent of the Company) for any period of specific duration, and the Company (or any subsidiary or parent of the Company retaining the services of such individual) may terminate such individual's employment or service at any time and for any reason, with or without cause; provided that nothing contained in this Plan or in any option granted under this Plan will affect any contractual rights of the Company or an employee pursuant to a written employment agreement executed by the parties thereto.















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